Exhibit 1

TITAN TRADING ANALYTICS INC.
(Incorporated under the laws of the Province of British Columbia)

NUMBER OF WARRANTS: 150,000	RIGHT TO PURCHASE 150,000 SHARES

VOID AFTER 4:30 P.M., PACIFIC TIME, MARCH 16, 2006

SERIES "A" SHARE PURCHASE WARRANTS TO PURCHASE COMMON SHARES OF TITAN TRADING ANALYTICS INC.

THE WARRANTS REPRESENTED BY THIS CERTIFICATE ARE NON-TRANSFERABLE

This is to certify that, for value received, MICHAEL GOSSLAND of 5449 Kenwill Drive, Nanaimo, BC, V9T 5Z6 is entitled to purchase at any time before 4:30 p.m., Pacific Time, March 16, 2006, the number of fully paid and non-assessable common shares of Titan Trading Analytics Inc. (the "Company") set out above, by surrendering to the Company, 200 – 675 West Hastings Street, Vancouver, British Columbia, this Warrant Certificate with a Subscription in the form set out on the reverse side hereof duly completed and executed, and cash or bank draft, certified cheque or money order in lawful money of Canada, payable to the order of the Company at par in Vancouver, British Columbia in an amount equal to the purchase price of the common shares so subscribed for. Subject to adjustment thereof in the events and in the manner set forth in the Terms and Conditions hereinafter mentioned, the price payable for each common share on the exercise of the Series "A" Share Purchase Warrants evidenced hereby shall be $0.12.

The Warrants represented by this Certificate are subject to the Terms and Conditions referred to on the reverse hereof. The Warrants may be exercised at the offices of the Company, 200 – 675 West Hastings Street, Vancouver, British Columbia.

IN WITNESS WHEREOF the Company has caused this Warrant Certificate to be executed has caused this Warrant Certificate to be countersigned by an authorized officer.

DATED at the City of Vancouver, in the Province of British Columbia, this 16th day of March, 2004.

TITAN TRADING ANALYTICS INC.

Per: _______________________
        L. James Porter, Director